EXHIBIT 5

                          Haynsworth Sinkler Boyd, P.A.
                                Attorneys at Law
                               The Palmetto Center
                          1426 Main Street, Suite 1200
                         Columbia, South Carolina 29201
                                 (803) 779-3080





                                October 28, 2002

Sonoco Products Company
North Second Street
Hartsville, South Carolina 29551


Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 350,000 shares of the common stock (the "Common Stock") of Sonoco Products Company, a South Carolina corporation (the "Company"), for issuance pursuant to the Sonoco Products Company 1996 Non-Employee Directors' Stock Plan, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination it is our opinion that original issuance shares of the Common Stock, when issued upon the terms and conditions set forth in the Registration Statement filed by the Company in connection with the registration of the Common Stock, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

     We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                           Very truly yours,

                                           s/ Haynsworth Sinkler Boyd, P.A.

                                           Haynsworth Sinkler Boyd, P.A.